UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material pursuant to S240.14a-11(c) of S240.14a-12

Quantum Fuel Systems

Technologies Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Notice of Annual Meeting of Stockholders

To Be Held on March 30, 2010

Quantum Fuel Systems Technologies Worldwide, Inc. will hold its Annual Meeting of Stockholders (“Annual Meeting”) at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on Tuesday, March 30, 2010, at 1:30 p.m. PST, or any adjournment or postponement thereof. A Proxy Statement and form of Proxy are enclosed with this Notice of Annual Meeting of Stockholders.

We are holding this Annual Meeting for the following purposes, as more fully described in the Proxy Statement:

1.	To elect one Class II director to our Board of Directors to serve until the 2012 annual meeting of stockholders or until his successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young, LLP as our independent auditors for our fiscal year ending April 30, 2010;

3.	To approve an amendment to our Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 250,000,000 to 400,000,000; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Each of the proposals discussed above is described more fully in the accompanying proxy materials. We encourage you to read these materials carefully.

Only stockholders of record at the close of business on February 12, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the enclosed proxy card, or vote via the Internet or the toll-free telephone number as instructed on your proxy card, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. You may revoke your proxy at any time. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person if you wish. If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

A copy of our 2009 Annual Report to Stockholders is included with this mailing.

By Order of the Board of Directors,

Kenneth R. Lombardo Corporate Secretary

Irvine, California

                 , 2010

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 30, 2010:

The Company’s Proxy Statement for the Annual Meeting, the Notice of Annual Meeting of Stockholders, a sample form of the Proxy sent to stockholders by the Company, and the Company’s 2009 Annual Report to Stockholders are available online at https://materials.proxyvote.com/74765E.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

PROXY STATEMENT

ii

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on March 30, 2010

INFORMATION REGARDING PROXIES

General

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Tuesday, March 30, 2010, at 1:30 p.m. PST at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment thereof. These proxy materials are being first mailed to stockholders on or about March 3, 2010. The Company will pay the expenses of solicitation of proxies. Solicitation will be by mail. We will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has engaged The Proxy Advisory Group, LLC to assist the Company in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please call (949) 399-4500.

Record Date, Issued and Outstanding Shares

Our Board of Directors has fixed the close of business on February 12, 2010 as the record date (“Record Date”) for the Annual Meeting. Only stockholders of record as of that date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, there were [            ] shares of our common stock issued and outstanding, which excludes 999,969 shares of our Series B non-voting common stock.

Quorum Requirement

The holders of shares representing a majority of the voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy in order for there to be a quorum. If the shares present, in person and by proxy, do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. For purposes of determining if a quorum is present, abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote at the Annual Meeting.

Voting and Proxies

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Whether you hold shares directly as the stockholder of record or beneficially through a brokerage firm or financial institution, you may direct how your shares are voted without attending the meeting.

Voting Procedures for Record Holders

If on the Record Date your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, or you have unvested restricted stock awards, then you are a stockholder of record and, accordingly, may vote in person at the Annual Meeting or, alternatively, you may vote by proxy. If you want to vote by proxy, there are three ways you may vote:

1.	Access the Internet address on the proxy card and follow the instructions on that site;

2.	Call the toll-free number shown on the proxy card; OR

3.	Complete, date, sign and return the enclosed proxy card to the address provided on the proxy card.

Please have the proxy card in hand when voting by Internet or telephone.

Voting Procedures for Shares Owned in Street Name

If on the Record Date your shares were held in an account at a brokerage firm or financial institution, which is commonly referred to as your shares being held in “street name,” then you are the beneficial owner of those shares and the brokerage firm or financial institution holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you should have received voting instructions from the brokerage firm or financial institution holding your account along with these proxy materials. Simply follow the voting instructions given by the brokerage firm or financial institution to ensure your vote is counted. You are also invited to attend the Annual Meeting but, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the brokerage firm or financial institution that holds your account.

Revocation of Proxy

Any proxy given pursuant to this solicitation may be revoked at any time before it is voted either by (i) filing with our Corporate Secretary a written notice of revocation which must be dated later than the date of the proxy being revoked, (ii) duly executing a subsequent proxy with a later date than the previously delivered proxy and delivering it to our Corporate Secretary, OR (iii) attending the Annual Meeting and voting in person. If your shares are held in “street name,” you will need to bring a proxy or letter from the brokerage firm or financial institution that holds your account that confirms that you are the beneficial owner of those shares. Any written notice of revocation or subsequent proxy should be sent to the attention of our Corporate Secretary, at 17872 Cartwright Road, Irvine, CA 92614.

Votes Required

Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. Abstentions and “broker non-votes” will not be treated as votes cast with respect to the election of directors, and thus, will have no effect on the outcome of the election of directors. A “broker non-vote” occurs when a broker has not received voting instructions from a beneficial owner on a non-routine matter and therefore cannot vote such beneficial owner’s shares on the matter.

Approval of Proposal 2 requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and “broker non-votes” will have the same effect as a negative vote on this proposal.

Approval of Proposal 3 requires the affirmative “FOR” vote of a majority of our outstanding stock entitled to vote as of the Record Date. Abstentions and “broker non-votes” will have the same effect as a negative vote on this proposal.

We believe that Proposals 2 and 3 are routine matters under New York Stock Exchange Rule 452, and thus, we do not expect there to be any “broker non-votes” with respect to these proposals.

No matter currently is expected to be considered at the Annual Meeting other than Proposal 1, Proposal 2 and Proposal 3, which are set forth in the accompanying Notice of Annual Meeting of Stockholders, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

PROPOSAL 1

ELECTION OF DIRECTOR

Our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) gives our Board of Directors the authority to fix from time to time the size of our board; provided, that, the number shall not be less than four nor more than eleven. The size of our board is currently fixed at seven members. In accordance with our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”), the terms of office of our Board of Directors is divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at the annual meeting of stockholders for fiscal year 2011 to be held in 2011, Class II, whose term expires at the upcoming Annual Meeting for fiscal year 2009 to be held on March 30, 2010, and Class III, whose term will expire at the annual meeting of stockholders for fiscal year 2010 to be held in the second half of 2010. Our Class I directors are Paul E. Grutzner, Brian A. Runkel and Carl E. Sheffer, our Class II directors are G. Scott Samuelsen and Thomas J. Tyson, and our Class III directors are Alan P. Niedzwiecki and Dale L. Rasmussen.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company.

On November 24, 2009, we entered into an arrangement agreement to acquire all the outstanding shares of Schneider Power Inc. (“Schneider Power”). The completion of the arrangement agreement is subject to various customary terms and conditions, including the approval by the holders of at least two-thirds of the common stock of Schneider Power and receipt of any necessary U.S., Canadian and other governmental approvals. Upon closing of the transaction, which we expect to occur in April 2010, we agreed to appoint an individual nominated by Schneider Power to our Board of Directors. Mr. Tyson has reached the Company’s mandatory retirement age for non-employee directors, and thus, is not standing for re-election at the Annual Meeting, which will create a vacancy on our Board of Directors. We anticipate that this vacancy will be filled by the Schneider Power nominee following the closing of that transaction.

Pursuant to our strategic alliance with General Motors, LLC (“General Motors”), successor to General Motors Corporation, we agreed to nominate one individual designated by General Motors to our Board of Directors during the term of the strategic alliance. In addition, General Motors is also entitled to designate a non-voting “ex-officio” member of the Board of Directors during the term of our strategic alliance. The non-voting observer has no authority to exercise the powers of a director in the management of our company. As of the date of this Proxy Statement, General Motors has not presented a director nominee for stockholder vote, nor have they designated a non-voting observer.

Voting Information

Although our Board of Directors anticipates that the nominee will be available to serve as director, if he does not accept the nomination, or otherwise is unwilling or unable to serve, our board may do one of three things: recommend a substitute nominee, in which case your proxy will be voted FOR the substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy at a later date in accordance with our Bylaws.

A stockholder submitting a proxy may only vote on the nominee named in this Proxy Statement for election to our Board of Directors. Directors are elected by a plurality of votes. Abstentions and broker “non-votes,” while included for purposes of satisfying the quorum requirement for the Annual Meeting, will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR the nominee unless instructions otherwise are indicated in the enclosed proxy.

Information About Directors and Nominees for Election

Below is the name and age of the nominee standing for election at the Annual Meeting and each of our other directors, the year in which each first became a director, his principal occupation and certain other pertinent information:

Nominee for Election for a Term Continuing Until the Annual Meeting for Fiscal Year 2012

G. Scott Samuelsen, age 67, has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor of Mechanical and Aerospace Engineering at the University of California, Irvine, where he serves as the director of the National Fuel Cell Research Center and as the director of the Advanced Power and Energy Program. He also leads the Pacific Rim Consortium on Energy, Combustion, and the Environment and serves as co-Chair of the California Stationary Fuel Cell Collaborative. Dr. Samuelsen received B.S., M.S., and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THIS NOMINEE.

Directors Whose Terms Continue Until the Annual Meeting for Fiscal Year 2010

Alan P. Niedzwiecki, age 52, has served as our President and on our Board of Directors since February 2002, and was appointed as our Chief Executive Officer in August 2002. Mr. Niedzwiecki served as our Chief Operating Officer from November 2001 until he was appointed as our Chief Executive Officer in August 2002. From October 1999 to November 2001, Mr. Niedzwiecki served as our Executive Director of Sales and Marketing. From February 1990 to October 1999, Mr. Niedzwiecki was President of NGV Corporation, an engineering and marketing/commercialization consulting company. Mr. Niedzwiecki has more than 25 years of experience in the alternative fuels industry in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions. Mr. Niedzwiecki is a graduate of Southern Alberta Institute of Technology. Mr. Niedzwiecki also serves on the board of directors of Fisker Automotive, Inc. (“Fisker Automotive”) and on the board of directors of Advanced Lithium Power Inc. (“ALP”).

Dale L. Rasmussen, age 60, has served as a member of our Board of Directors since October 2000, and was appointed as Chairman of the Board in February 2002. On May 1, 2006, Mr. Rasmussen became a full time employee of the Company. His areas of responsibility include acquisitions, joint ventures, strategic alliances and investor and stockholder relations. Mr. Rasmussen was the Senior Vice President and Secretary of IMPCO Technologies, Inc., a Delaware corporation, from 1989 through 2005. Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for twelve years and was responsible for managing the bank’s investment portfolio and branch and corporate development. Mr. Rasmussen is a graduate of Western Washington University and Pacific Coast Banking School, University of Washington. Mr. Rasmussen also served as Chairman of the Board for Fisker Automotive from November 2007 until January 2010, and currently serves on the board of directors of ALP.

Directors Whose Terms Continue Until the Annual Meeting for Fiscal Year 2011

Paul E. Grutzner, age 44, has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, LP, an independent pension consulting firm in 2002, and currently serves as its Managing Partner. Prior to founding ClearPoint Financial, LP, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison.

Brian A. Runkel, age 48, has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as

Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School.

Carl E. Sheffer, age 64, has served as one of our directors since March 2005. Mr. Sheffer is President of Sheffer Enterprises, LLC, a consulting organization focused on the automotive industry, and has over 35 years of experience in the automotive industry. Prior to forming Sheffer Enterprises, Mr. Sheffer was Vice President, OEM Relations, for the Specialty Equipment Market Association (“SEMA”). During his 8 1/2 years with SEMA, Mr. Sheffer was responsible for all of the association’s interactions with the original equipment manufacturers (OEMs), including trade show participation, technology transfer programs, new vehicle measuring sessions and various dealer relations initiatives. Between 1972 and 1999, Mr. Sheffer held a variety of roles in human resources management, manufacturing, public relations and public policy for General Motors Corporation. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of each class of our securities as of February 1, 2010. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and named executive officers as a group.

We have determined the beneficial ownership shown in this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of February 1, 2010, those shares are included only in that person’s reported holdings and in the calculation of their percentage ownership of our common stock. As a result, the beneficial ownership percentage of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on February 1, 2010. Except as otherwise provided herein, the percentage of beneficial ownership is based on 144,987,490 shares of common stock and does not reflect 999,969 shares of Series B nonvoting common stock that were outstanding on February 1, 2010. General Motors owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of our common stock in the event General Motors transfers such shares to a person that is not controlled by, or under common control with, General Motors. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each person in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
Greater than 5% Stockholders:
WB QT, LLC (1) 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	15,899,351	9.99%

Capital Ventures International (2)	15,821,789	9.99%

Heights Capital Management, Inc. (2) One Capital Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies	15,821,789	9.99%

Named Executive Officers and Directors:
Dale L. Rasmussen (3)	657,757	*
Alan P. Niedzwiecki (4)	823,261	*
W. Brian Olson (5)	623,334	*
Kenneth R. Lombardo (6)	103,750	*
Bradley J. Timon (7)	169,352	*
Brian A. Runkel (8)	114,813	*
Carl E. Sheffer (9)	70,749	*
G. Scott Samuelsen (10)	130,585	*
Thomas J. Tyson (11)	127,385	*
Paul E. Grutzner (12)	69,286	*
All current directors and executive officers as a group (10 persons) (13)	2,890,272	1.95%

*	Represents less than 1%.

(1)	WB QT, LLC (“WB QT”) is the holder of three convertible notes which can be converted into shares of the Company’s Common Stock at any time at the option of WB QT. The amount reflected above includes 14,165,181 shares that are issuable upon conversion of such convertible notes and the exercise of warrants and takes into account a 4.99% beneficial ownership limitation that applies to the warrants and a 9.99% beneficial ownership limitation that applies to the convertible debt, separately and in the aggregate. The shares included in this table that are subject to warrants are held by Whitebox Combined Partners, LP, Whitebox Convertible Arbitrage Partners, LP, Cineasias Partners, LP, DRE Partners, LP, F Cubed Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, Pandora Select Partners, LP, and IAM Mini-Fund 14 Limited, of which Whitebox Advisors LLC acts as Investment Manager. Andrew J. Redleaf, in his capacity as the managing member of WB QT, LLC and Whitebox Advisors, LLC, the general partner of WB QT, LLC, Whitebox Combined Partners, LP, Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, and Whitebox Special Opportunities Fund, LP Series B, and AJR Financial, LLC, the general partner of Pandora Select Partners, LP, and IAM Mini-Fund 14 Limited, of which Whitebox Advisors LLC acts as Investment Manager, and has sole voting control and investment discretion over the securities held by Pandora Select Partners, LP, Whitebox Combined Partners, LP, Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, Whitebox Special Opportunities Fund, LP Series B, and IAM Mini-Fund 14 Limited. Each of Whitebox Advisors, LLC, AJR Financial, LLC and Andrew J Redleaf disclaims beneficial ownership of these shares. This discussion is based on information received from WB QT, LLC as of February 1, 2010.
(2)	Includes 13,388,783 shares that are issuable upon exercise of warrants and takes into account a 9.99% beneficial ownership limitation provision contained in the warrant. Heights Capital Management, Inc. serves as investment manager to Capital Ventures International. Therefore, Heights Capital Management, Inc. and Capital Ventures International have joint voting and dispositive power with respect to the shares, such that each entity is deemed to beneficially own the entire 15,821,789 shares. Capital Ventures International and Heights Capital Management disclaim any beneficial ownership of any such shares, except for their pecuniary interest therein. This information was derived from Schedule 13G filed by Capital Ventures International on February 13, 2009.
(3)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 538,633 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.
(4)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 657,189 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.
(5)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 468,024 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.
(6)	Includes 93,750 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after February 1, 2010.
(7)	Includes 126,452 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.
(8)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 93,813 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.
(9)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 48,611 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.
(10)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 97,385 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.

(11)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 97,385 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.
(12)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 39,286 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days after February 1, 2010.
(13)	Includes an aggregate of 400,000 shares of restricted stock and 2,260,528 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after February 1, 2010. All shares of unvested restricted stock may be voted by the holders thereof at meetings of our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during fiscal year 2009 all directors, executive officers, and greater than 10% beneficial owners complied with the Section 16(a) filing requirements.

Compensation of Directors

Board Membership and Board Meeting Fees

During fiscal year 2009, our non-employee directors were each paid $30,000 for membership on our Board of Directors. Non-employee directors also received an attendance fee of $2,500 for regularly scheduled quarterly meetings and an attendance fee ranging from $1,000 to $2,500 for special meetings, with the amount of the fee dependent on the length and nature of the special meeting. Non-employee directors were also reimbursed their reasonable travel-related expenses for meetings attended in person.

Committee Fees

Our non-employee directors receive a fee for serving on committees and attending committee meetings. For fiscal year 2009, the chairperson of our Audit Committee was paid an annual fee of $20,000, the chairperson of our Compensation Committee was paid an annual fee of $10,000, and the chairperson of our Nominating and Governance Committee was paid an annual fee of $5,000. The non-chair members of our Audit Committee were paid an annual fee of $5,000. Committee members also received $1,000 for each committee meeting attended. If a non-employee director serves on more than one committee and attended multiple meetings of the same or different committees on the same day, the director received a single fee of $1,000 for those meetings, or if the committee meeting is held on the same day as a board meeting, the director received only the applicable board meeting fee.

Stock Awards

Non-employee directors are eligible to participate in our 2002 Stock Incentive Plan. Stock option grants and restricted stock grants to directors are at the discretion of management and our Board of Directors, and we have no specific plans regarding amounts to be granted to our directors in the future. No stock awards were granted for fiscal year 2009, however, all of the non-employee directors did participate in a value-for-value stock option exchange program that was completed on November 17, 2008 pursuant to which the directors exchanged all of their eligible options for a fewer number of replacement options at a lower exercise price. The incremental fair value of the replacement options issued to the non-employee directors was $5,701.

Director Compensation for 2009

The table below sets forth the compensation paid to the Company’s directors (excluding directors that are also named executive officers) for fiscal year 2009.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (1)(3)	Total
Jeffrey P. Beitzel(4)	$168,000	—	$26,085	$194,085
Paul E. Grutzner	$63,000	$667	$28,643	$92,310
Brian A. Runkel	$80,000	$667	$69,135	$149,802
G. Scott Samuelsen	$82,000	$667	$69,401	$152,068
Carl E. Sheffer	$45,000	$667	$49,366	$95,033
Thomas J. Tyson	$69,000	$667	$69,401	$139,068

(1)	Amounts listed in these columns represent the dollar amount we recognized for financial statement reporting purposes during fiscal year 2009 under SFAS No. 123R for stock option awards or restricted stock awards, respectively. The amounts listed include the incremental fair value of replacement options issued in connection with a value-for-value stock option exchange program that was completed on November 17, 2008, which amount was $5,701 in the aggregate. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2009 in Note 14 to Consolidated Financial Statements under the heading “Stock Options” or “Restricted Stock,” respectively.
(2)	No restricted stock was granted in fiscal year 2009. At April 30, 2009, each non-employee director had shares of restricted stock outstanding.
(3)	No stock options were granted in fiscal year 2009. At April 30, 2009, each non-employee director had stock options outstanding. The amounts listed include the incremental fair value of replacement options issued in connection with a value-for-value stock option exchange program that was completed on November 17, 2008.
(4)	Mr. Beitzel served as a director until his passing on September 13, 2008. Despite being an employee director, Mr. Beitzel’s compensation is being included in this table because he is not one of our named executive officers for 2009, so his compensation is not otherwise disclosed in this Proxy Statement.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During fiscal year 2009, there were a total of nine meetings of the Board of Directors. During such period, each director attended, either in person or by telephone, all of the meetings of the board and the committees of the board on which he served during his tenure.

Board Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as defined under Nasdaq rules and as affirmatively determined by the board of directors. After review of all the relevant transactions or relationships between each director (and his family members) and the Company, senior management, and our independent auditors, our Board of Directors has affirmatively determined that five of our seven directors (Messrs. Grutzner, Runkel, Samuelsen, Sheffer and Tyson) are independent directors within the meaning of applicable Nasdaq rules.

Policy on Meetings of Independent Directors

The Board of Directors has adopted a policy that its independent members shall meet separately on a regular basis in executive session without the presence of its non-independent members or members of management.

Stockholder Communications with Directors

We have established a process by which stockholders can communicate with our Board of Directors. Stockholders may communicate with the Board of Directors, or an individual member of the Board of Directors, by sending their communications to the Board of Directors to the following address:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

Communications received from stockholders are forwarded directly to the Board of Directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has authorized our Corporate Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the Board of Directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

Board Member Attendance at the Annual Meeting

The Board of Directors’ policy with regard to board members’ attendance at the annual meetings of stockholders is that attendance is not mandatory but members are encouraged to attend, either in person, by telephone or by other similar means of live communication (including video conference or webcast). All board members attended the annual meeting held on September 18, 2008.

Committees of the Board of Directors

Audit Committee.    The members of our Audit Committee are Messrs. Runkel, Samuelsen, and Tyson (Chair). During fiscal year 2009, there were nine meetings of the Audit Committee. The Audit Committee reviews our accounting and auditing procedures, reviews our audit and examination results and procedures and consults with our management and our independent auditors prior to the presentation of our financial statements to stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors and reviews the independence of the independent auditors as a factor in making these determinations. The Audit Committee meets alone with our independent auditors and with management in separate executive sessions and grants our independent auditors free access to the Audit Committee at any time.

The board has determined that each current member of the Audit Committee (i) meets the criteria for independence set forth in applicable SEC rules and regulations, including Rule 10A-3(b) under the Exchange Act, (ii) is an “independent” director as defined in applicable Nasdaq rules, including Rule 5605(a)(2) thereof, (iii) has not participated in the preparation of our financial statements at any time during the past three years, and (iv) is able to read and understand fundamental financial statements.

The board has determined that Thomas J. Tyson has the requisite financial sophistication required under Rule 5605(c)(2) of the Nasdaq Rules and has the requisite attributes of an “audit committee financial expert” in accordance with Item 407(d)(5) of Regulation S-K. Additionally, the Board of Directors has determined that Mr. Tyson is an “independent director” as that term is defined in Nasdaq Rule 5605(a)(2).

The Board of Directors has adopted a formal Audit Committee Charter, which is available on our website at www.qtww.com under “About-Corporate Governance-Board Committee Charters.”

Compensation Committee.    The current members of our Compensation Committee are Messrs. Grutzner, Runkel and Samuelsen (Chair), each of whom is “independent” under applicable Nasdaq rules. During fiscal year 2009, there were eighteen meetings of the Compensation Committee. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning salaries and incentive compensation for our officers and employees, identifies performance measures for our executive officers, oversees the administration of our employee benefit plans and approves new plans. The Compensation Committee administers our 2002 Stock Incentive Plan.

The Board of Directors has adopted a formal Compensation Committee Charter, which is available on our website at www.qtww.com under “About-Corporate Governance-Board Committee Charters.”

Nominating and Governance Committee.    The members of our Nominating and Governance Committee are Messrs. Grutzner, Runkel (Chair) and Sheffer, each of whom is “independent” under applicable Nasdaq rules. During fiscal year 2009, there were four meetings of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and recommending qualified individuals to become members of our Board of Directors, determining the composition of the board and its committees, reviewing board compensation and benefits, reviewing our compliance with the applicable Nasdaq corporate governance listing standards, evaluating compliance with our code of ethics, and implementing processes for effective communication with our stockholders, including reviewing stockholder proposals properly submitted to us.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on our Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee will address membership criteria set forth below under “Director Qualifications.” Any stockholder recommendations proposed for consideration should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

In addition, our Bylaws permit stockholders to directly nominate directors at an annual stockholder meeting. For information about directly nominating a director candidate for consideration at an annual stockholder meeting, see “Proposals of Stockholders” on page 31.

The Board of Directors has adopted a formal Nominating and Governance Committee Charter, which is available on our website at www.qtww.com under “About–Corporate Governance–Board Committee Charters.”

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee is responsible for monitoring the size and composition of our Board of Directors and for considering and making recommendations to the Board of Directors with respect to nominations or elections of directors. The Nominating and Governance Committee will consider candidates proposed by our management or by our stockholders, but is not limited to such candidates. All candidates are evaluated in connection with the criteria set forth below in “Director Qualifications.” Candidates who meet the criteria are interviewed. The Nominating and Governance Committee recommends candidates to the Board of Directors who meet the criteria and based on the interview for nomination or election consideration. Stockholders who wish to submit a recommendation for a candidate must do so in writing. See “Proposals of Stockholders” on page 32 for more information. information:

Director Qualifications

The charter of the Nominating and Governance Committee provides that director nominees be evaluated based on all factors that the Nominating and Governance Committee considers appropriate, which may include, among other criteria: personal and professional integrity, demonstrated exceptional ability and judgment, broad experience in business, finance or administration, familiarity with our industry, ability to serve the long-term interests of our stockholders, and sufficient time available to devote to our affairs. The Nominating and Governance Committee must also take into account, as applicable, the satisfaction of any independence requirements or other director qualification standards imposed by applicable laws, regulations or listing rules of the Nasdaq Stock Market (or other applicable regulatory agency).

The Company has a mandatory age limit policy that provides that a director nominee cannot be over the age of 72 and an incumbent director that attains the age of 72 during his or her term cannot be re-nominated following expiration of such term.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.qtww.com under “About-Corporate Governance-Code of Conduct.” In addition, we will provide to any person a copy of our Code of Business Conduct and Ethics upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This discussion and analysis addresses the Company’s and the Compensation Committee’s compensation philosophy and the material elements of compensation packages for the Company’s named executive officers. As used in this Proxy Statement, the term “named executive officers” means the Company’s Chief Executive Officer, Chairman of the Board, Chief Financial Officer, Vice President-Legal, and Corporate Controller.

Compensation Objectives and Philosophy

The objective of the Company’s executive compensation program is to create long-term value for the Company’s stockholders by offering a compensation package to the Company’s named executive officers that is designed to (i) attract talented individuals with unique skill sets and experience in the renewable energy sector, (ii) incentivize and motivate those talented individuals to apply their unique skill sets at a superior level and in furtherance of the Company’s strategic plan, (iii) reward those individuals for extraordinary contributions to the Company and major achievements, and (iv) retain those talented and motivated individuals to lead the Company’s future development, growth and success.

The Compensation Committee believes that in order to achieve the Company’s compensation objectives it is important to offer the named executive officers a compensation package that will provide total compensation that is competitive to packages offered by other companies in the same or similar industries. To ensure competitiveness, the Compensation Committee considers benchmarking data, internet-based compensation information and resources, and, as needed, the advice of one or more compensation consultants. All compensation consultants are engaged directly by the Compensation Committee. In 2005, ECG Advisors, LLC prepared a compensation study which included benchmarking data of a select “peer” group consisting of the following comparable companies: Hydrogenics, FuelCell Energy, Ballard, Featherlite, Collins Industries, Miller Industries, R&B, Inc., TransPro, Inc. and Noble International. The Compensation Committee used the ECG Advisors, LLC report to establish the current compensation program. In October 2008, the Compensation Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide updated benchmarking data with respect to the compensation package offered to the Company’s Chief Executive Officer and to provide the Committee with advice on sound Committee governance practices. The report prepared by Semler Brossy included a select “peer” group consisting of the following comparable companies: PMFG, Inc., American Superconductor Corp., TASER International, Inc., Graham Corporation, Fuel Cell Energy, Inc., Evergreen Solar, Inc., Maxwell Technologies, Inc., Satcon Technology Corporation, Verenuim Corporation, MOCON, Inc., Valence Technology, Inc., Plug Power, Inc., Syntroleum Corporation, and Ener1, Inc. The benchmarking data used by the Compensation Committee includes overall compensation and each of the salary, cash bonus and stock incentive components thereof.

The primary elements of the compensation package provided to the named executive officers consists of a base salary, discretionary cash bonus, discretionary grant of equity awards under the Company’s 2002 Stock Incentive Plan, employment-related benefits, and certain limited perquisites. On an annual basis, the Compensation Committee performs a review of the compensation package for each of the named executive officers and makes any adjustments or modifications that it deems reasonable and necessary in light of the Company’s compensation philosophy and objectives. In performing its review, the Compensation Committee first receives a proposal from the Chief Executive Officer which sets forth the Chief Executive Officer’s recommendations for the other named executive officers regarding (i) salary adjustments, (ii) the amount of discretionary cash bonus, if any, and (iii) the number of equity incentive awards, if any. The Compensation Committee then considers such recommendations along with various other objective and subjective factors, such as the named executive officer’s individual performance and extraordinary contributions during the year, the Company’s performance, stock performance, and the desire or need to ensure that the named executive officer remains in the Company’s employ. The Compensation Committee package for the Chief Executive Officer is determined solely by the Compensation Committee. The Compensation Committee reviews each element of compensation separately and in the aggregate when making its decisions. In years when discretionary cash bonuses and equity awards are granted, the Compensation Committee also considers the Company’s cash resources and short-term needs in determining the appropriate allocation between the awards.

Each of the named executive officers has an Employment Agreement with the Company. The Compensation Committee establishes and approves all Employment Agreements based on input from the Chief Executive Officer, Chief Operating Officer, Chairman of the Board, and/or Vice President-Legal and the recommendations of outside compensation consultants as required and engaged by the Compensation Committee.

Components of Executive Compensation

Base Salary

The overall compensation package is weighted toward a high base salary. The Compensation Committee believes that a high base salary is necessary to attract individuals that possess the unique skill set needed for the development and growth of a young company in an emerging industry, and to assure retention of that unique skill set and associated experience, relationships and competitive advantage. The base salaries of the executive officers are determined on the basis of each individual’s responsibilities, qualifications, experience and extraordinary contributions to the Company during the preceding year, as well as the salary practices of the peer group and other companies with which the Company competes for executive talent.

The Compensation Committee reviews the base salaries of the Company’s executive officers at least annually in accordance with the criteria set forth above. The weight that the Committee places on different factors may vary from individual to individual, and necessarily involves both objective (e.g., new contracts awarded during the fiscal year) and subjective (e.g., successful external relationships established) measurements of individual performance.

For fiscal year 2009, the named executive officers received the same base salary that they received in fiscal year 2008, except that the Company’s Vice President-Legal, who also serves as General Counsel and Corporate Secretary, and the Company’s Corporate Controller each received a merit increase of 4%.

Discretionary Cash Bonus

Each executive officer is eligible to receive a discretionary cash bonus on an annual basis. Cash bonuses are awarded solely at the discretion of the Compensation Committee and are intended to reward outstanding efforts and contributions made during the applicable fiscal year. As a general policy, discretionary cash bonuses, if any, are awarded at or near the end of the fiscal year. However, on occasion the Compensation Committee may award a cash bonus during the course of the fiscal year to reward exemplary and outstanding performance on a particular transaction or project. The Compensation Committee makes its determination as to whether to grant a discretionary annual cash bonus based on the recommendations made by the Chief Executive Officer (for each of the other named executive officers) as well as various individual and Company performance factors such as (i) revenue and EBITDA for the fiscal year compared to prior year and budget, (ii) stock performance, (iii) the executive’s individual performance during the year, (iv) extraordinary efforts made by an executive during the fiscal year, (v) major strategic accomplishments, (v) the desire or need to retain the executive in the face of competition for executive talent in the industry, and (vi) the Company’s liquidity.

Historically, discretionary cash bonuses have not been awarded on a regular basis. When granted, the amount of such cash bonuses has been in the range of 5% to 25% of the named executive officer’s base salary. Based on the Compensation Committee’s review of management’s recommendation and the factors set forth above, no discretionary cash bonuses were awarded for the 2009 fiscal year.

Equity Awards

The Compensation Committee believes that an important component of the compensation paid to the Company’s named executive officers should be derived from equity-based compensation. These awards take the form of stock options and, under certain circumstances, restricted stock. The Compensation Committee believes that stock appreciation and stock ownership in the Company are valuable incentives to executives, that the granting of equity-based awards serves to align their interests with the long-term interests of the stockholders as a whole, and that it encourages them to manage the Company in its best long-term interests without unreasonable risk-taking.

The Compensation Committee grants stock options to the Company’s named executive officers under the Company’s 2002 Stock Incentive Plan. The Committee generally makes such grants on an annual basis in connection with the Compensation Committee’s annual review of the named executive officer’s compensation package. In making its determination as to whether to grant an equity award, the Committee reviews the recommendation made by the Chief Executive Officer (for each of the other named executive officers) as well as objective and subjective performance factors discussed in the Discretionary Cash Bonus section, plus the named executive officer’s expected future contributions to the Company and the named executive officer’s stock option grant history. However, the Compensation Committee does not give quantitative weight to any particular performance measure.

The Compensation Committee also approves grants of restricted stock under the 2002 Stock Incentive Plan to named executive officers on a selective basis. It bases its decision whether to grant restricted stock on whether the executive has made an extraordinary contribution to the Company’s and stockholders’ interests, and/or whether retaining the executive for at least the period of the restrictions is critical to the Company. Restricted stock awards may also be granted in lieu of a cash bonus when the Company’s cash position and needs prohibit the payment of a cash bonus.

The Compensation Committee’s policy is to price stock options at the closing bid price on the date of grant. The Committee’s policy also treats any proposed re-pricing or exchange of stock options, including by amending outstanding options to lower their exercise price or by canceling any outstanding options and replacing them with new options, as a material amendment to the 2002 Stock Incentive Plan, thus, requiring stockholder approval under applicable laws, rules and regulations. The Compensation Committee’s policy is also to require the option and stock awards to vest ratably over a period of time, typically four years for stock options and three years for restricted stock awards.

For fiscal year 2009, the Compensation Committee did not grant any equity-based awards to the Company’s named executive officers. The principal factor behind the Committee’s decision to not grant any awards in fiscal year 2009 was that all the named executed officers participated in a value-for-value stock option exchange program that was completed on November 17, 2008 pursuant to which the named executed officers exchanged all of their then outstanding options for a fewer number of replacement options with a lower exercise price. The incremental fair value of the replacement awards issued to the named executive officers was $38,287.

Officer Benefits

The named executive officers receive a range of other benefits, including, but not limited to, participation in a 401(k) savings plan and a non-qualified deferred compensation plan, health and dental coverage, Company-paid term life insurance, and standard and supplemental long-term disability coverage. The Company’s focus with respect to benefits for each named executive officer is to provide or offer the individual adequate financial protection (i) against “catastrophes” that will interrupt his or her income, i.e. the executive’s death or disability, or the illness or injury of the executive or his or her spouse or dependent children, and (ii) for the individual to afford to be able to retire; that is, to be able to stop working, after a career in the workforce, without suffering a significant decline in his or her standard of living. The Company expects the individual to share in the costs of providing certain of these protections, and intends that the individual’s wealth accumulation from participating in the Company’s stock plans will be a significant source of retirement income.

The Company also provides its named executive officers with severance benefits in the event of an involuntary termination of employment. A description of those severance benefits is described under the heading “Employment Agreements and Change-in-Control Arrangements.”

Perquisites

The Company provides its named executive officers with a limited range of perquisites on a case-by-case basis that it believes is reasonable, competitive and business-justified. These perquisites may include, but are not limited to, a monthly car allowance, term life insurance, and memberships in clubs that are used for business purposes.

Employment Agreements and Change-in-Control Arrangements

Alan P. Niedzwiecki serves as our President and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The agreement also provides Mr. Niedzwiecki with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Niedzwiecki’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Niedzwiecki for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Niedzwiecki obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Dale L. Rasmussen serves as our Chairman of the Board pursuant to an Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $600,000, subject to annual review. The agreement also provides Mr. Rasmussen with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Rasmussen’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Rasmussen for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Rasmussen obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

W. Brian Olson serves as our Chief Financial Officer pursuant to an Employment Agreement entered into on January 10, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $450,000, subject to annual review. The agreement also provides Mr. Olson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $1,500 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Olson’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Olson for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Olson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code. On July 28, 2008, the Compensation Committee granted Mr. Olson a deferred compensation award of $75,000, which is reflected in the Summary Compensation table on page 21.

Kenneth R. Lombardo serves as our General Counsel, Vice President-Legal, and Corporate Secretary pursuant to an Employment Agreement effective as of July 1, 2005. The agreement provides for an annual base salary of $225,000, subject to annual review. During fiscal year 2008, Mr. Lombardo’s annual base salary was $250,000. On July 28, 2008, Mr. Lombardo’s annual base salary was increased to $260,000. The agreement also provides Mr. Lombardo with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Lombardo’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Lombardo for Good Reason (as defined in the agreement). The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Lombardo obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Bradley J. Timon serves as our Corporate Controller pursuant to an Employment Agreement that was effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $160,000, subject to annual review. During fiscal year 2008, Mr. Timon’s annual base salary was $185,000. On July 28, 2008, Mr. Timon’s annual base salary was increased to $192,400. The agreement also provides Mr. Timon with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) three weeks paid vacation per year, (v) the use of a Company owned or lease vehicle or a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Timon’s termination of employment by the Company without Cause (as defined in the agreement) or by Mr. Timon for Good Reason (as defined in the agreement). The severance benefits, as amended on July 28, 2008, include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Timon obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

A summary of the Company’s potential severance and other post-termination obligations can be found in the Potential Payments Upon Termination or Change-In-Control table on page 24.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the Company’s other four most highly compensated executive officers. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). Stock options granted under the Company’s 2002 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit if they are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with the Company’s overall executive compensation program, even if some executive compensation is not fully deductible by the Company. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible by the Company, and reserves the right to do so in the future when appropriate.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Samuelsen (Chair), Runkel and Grutzner. None of our executive officers serves as a director or member of the Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report is provided by the following individual directors, who comprise the Compensation Committee.

G. Scott Samuelsen, Chairman

Brian A. Runkel

Paul E. Grutzner

EXECUTIVE COMPENSATION

Summary Compensation Table for 2009

The following table sets forth information concerning the annual and long-term compensation for services rendered for fiscal years 2009, 2008 and 2007 for each individual who served as Chief Executive Officer during the last completed fiscal year, the Chief Financial Officer and the three other most highly compensated executive officers. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Awards (1)		Option Awards (2)		All Other Compensation			Total
Alan P. Niedzwiecki	2009		$725,000		$—		$3,333		$350,067		$40,203	(3)		$1,118,603
President; Chief Executive Officer; Director	2008 2007	$ $	725,000 725,000	$ $	75,000 —	$ $	53,332 49,999	$ $	623,236 831,082	$ $	30,699 41,036	(4) (5)	$ $	1,507,267 1,647,117

Dale L. Rasmussen	2009		$600,000		$—		$3,333		$372,358		$34,992	(6)		$1,010,683
Chairman of the Board	2008		$600,000		$75,000		$20,000		$523,527		$19,389	(7)		$1,237,916
	2007		$600,000		$—		$16,667		$564,596		$27,231	(8)		$1,208,494

W. Brian Olson	2009		$450,000		$—		$3,333		$228,698		$106,890	(9)		$788,921
Chief Financial Officer, Treasurer	2008 2007	$ $	450,000 450,000	$ $	75,000 25,000	$ $	44,999 41,666	$ $	374,411 471,877	$ $	28,188 32,439	(10) (11)	$ $	972,598 1,020,982

Kenneth R. Lombardo	2009		$260,000		$—		$—		$56,390		$19,359	(12)		$335,749
Vice President-Legal; General Counsel and Corporate Secretary	2008 2007	$ $	250,000 250,000	$ $	25,000 25,000	$ $	— —	$ $	45,787 35,301	$ $	16,202 16,679	(13) (14)	$ $	336,989 326,980

Bradley J. Timon	2009		$192,400		$—		$—		$83,665		$14,682	(15)		$290,747
Corporate Controller; Chief Accounting Officer	2008 2007	$ $	185,000 160,000	$ $	25,000 25,000	$ $	— —	$ $	107,225 88,893	$ $	15,853 13,907	(16) (17)	$ $	333,078 287,800

(1)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during the fiscal year under SFAS No. 123R for restricted stock awards. The value for these awards is based on their grant date fair value. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2009 in Note 14 to Consolidated Financial Statements under the heading “Restricted Stock.”
(2)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during the fiscal year under SFAS No. 123R for stock option awards. The amounts listed include the incremental fair value of replacement options issued in connection with a value-for-value stock option exchange program that was completed on November 17, 2008 which amount was $38,287 in the aggregate. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2009 in Note 14 to Consolidated Financial Statements under the heading “Stock Options.”
(3)	All Other Compensation for Mr. Niedzwiecki in fiscal year 2009 consisted of auto allowance of $12,000, sports club membership of $1,080, life, long term disability and umbrella insurance premiums of $20,073 and 401(k) match of $7,050.
(4)	All Other Compensation for Mr. Niedzwiecki in fiscal year 2008 consisted of auto allowance of $12,000, sports club membership of $908, life, long term disability and umbrella insurance premiums of $11,820 and 401(k) match of $5,971.
(5)	All Other Compensation for Mr. Niedzwiecki in fiscal year 2007 consisted of auto allowance of $12,000, auto insurance of $1,073, sports club membership of $1,078, life, long term disability, and umbrella insurance premiums of $9,318, and 401(k) match of $17,567.

(6)	All Other Compensation for Mr. Rasmussen in fiscal year 2009 consisted of auto allowance of $12,000, life and long-term disability insurance premiums of $14,708, and 410(k) match of $8,285.
(7)	All Other Compensation for Mr. Rasmussen in fiscal year 2008 consisted of auto allowance of $12,000, life insurance premiums of $1,965, and 410(k) match of $5,424.
(8)	All Other Compensation for Mr. Rasmussen in fiscal year 2007 consisted of auto allowance of $12,000 and 401(k) match of $15,231.
(9)	All Other Compensation for Mr. Olson in fiscal year 2009 consisted of auto allowance of $18,000, sports club membership of $1,260, life and long term disability insurance premiums of $4,692, 401(k) match of $7,938, and a contribution to the Executive Nonqualified Excess Plan of $75,000 for Mr. Olson.
(10)	All Other Compensation for Mr. Olson in fiscal year 2008 consisted of auto allowance of $18,000, sports club membership of $1,210, life and long term disability insurance premiums of $3,266, and 401(k) match of $5,712.
(11)	All Other Compensation for Mr. Olson in fiscal year 2007 consisted of auto allowance of $18,000, sports club membership of $1,078, life insurance premiums of $1,938, and 401(k) match of $11,423.
(12)	All Other Compensation for Mr. Lombardo in fiscal year 2009 consisted of auto allowance of $8,400, life and long-term disability insurance premiums of $3,390 and 401(k) match of $7,569.
(13)	All Other Compensation for Mr. Lombardo in fiscal year 2008 consisted of auto allowance of $8,400, life insurance premiums of $1,617 and 401(k) match of $6,185.
(14)	All Other Compensation for Mr. Lombardo in fiscal year 2007 consisted of auto allowance of $8,400, life insurance premiums of $808 and 401(k) match of $7,471
(15)	All Other Compensation for Mr. Timon in fiscal year 2009 consisted of auto allowance of $8,400, life insurance premiums of $1,373 and 401(k) match of $4,910.
(16)	All Other Compensation for Mr. Timon in fiscal year 2008 consisted of auto allowance of $8,400, life insurance premiums of $1,716 and 401(k) match of $5,737
(17)	All Other Compensation for Mr. Timon in fiscal year 2007 consisted of auto allowance of $8,400, life insurance premiums of $686 and 401(k) match of $4,821.

Grants of Plan-Based Awards During Fiscal Year 2009

There were no incentive plan, options or restricted stock awards granted to any of our named executive officers during fiscal year 2009. However, the named executive officers did participate in a value-for-value stock option exchange program that was completed on November 17, 2008. The table below shows for each named executive officer the total number of eligible options exchanged and the total number of replacement options received.

Name	Eligible Options Surrendered	Replacement Options Issued
Alan Niedzwiecki	966,500	613,439
Brad Timon	130,000	92,077
Brian Olson	663,000	430,316
Dale Rasmussen	760,892	494,883
Kenneth Lombardo	70,000	54,167

Outstanding Equity Awards at Fiscal Year-End 2009(1)

The following table sets forth the equity awards outstanding as of April 30, 2009 for each of our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)
Alan P. Niedzwiecki	1,545	—	$1.13	8/17/2010	100,000	$72,000
	2,563	—	$1.13	12/20/2010
	15,000	—	$1.13	12/14/2011
	85,714	—	$1.13	7/25/2012
	100,000	—	$1.13	8/11/2013
	90,909	—	$1.13	3/15/2014
	83,333	—	$1.13	3/3/2015
	82,031	27,344	$1.13	7/12/2015
	62,500	62,500	$1.13	8/22/2016
	37,500	112,500	$0.80	3/14/2018

Dale L. Rasmussen	226	—	$1.13	1/3/2010	100,000	$72,000
	6,250	—	$1.13	12/20/2010
	244	—	$1.13	1/2/2011
	15,625	—	$1.13	12/14/2011
	53,571	—	$1.13	7/25/2012
	71,429	—	$1.13	8/11/2013
	45,455	—	$1.13	3/15/2014
	83,333	—	$1.13	3/3/2015
	70,312	23,438	$1.13	7/12/2015
	62,500	62,500	$1.13	8/22/2016
	37,500	112,500	$0.80	3/14/2018

W. Brian Olson	11,250	—	$1.13	7/19/2009	100,000	$72,000
	12,500	—	$1.13	12/20/2010
	15,625	—	$1.13	12/14/2011
	53,571	—	$1.13	8/27/2012
	71,429	—	$1.13	8/11/2013
	45,455	—	$1.13	3/15/2014
	69,444	—	$1.13	3/3/2015
	35,156	11,719	$1.13	7/12/2015
	52,083	52,084	$1.13	8/22/2016
	37,500	112,500	$0.80	3/14/2018

Kenneth R. Lombardo	9,375	3,125	$1.13	7/12/2015
	20,834	20,833	$1.13	8/22/2016
	25,000	75,000	$0.80	3/14/2018

Bradley J. Timon	9,091	—	$1.13	4/15/2014
	11,111	—	$1.13	3/3/2015
	7,031	2,344	$1.13	7/12/2015
	31,250	31,250	$1.13	8/22/2016
	25,000	75,000	$0.80	3/14/2018

(1)	All options and stock awards were awarded under the Company’s 2002 Stock Incentive Plan. Options vest over four years and stock awards vest over three years.
(2)	The amounts in this column represent the fair market value of the restricted stock as of April 30, 2009. The closing price of the Company’s stock was $0.72 on that date.

The information in the table above has been adjusted to reflect the Company’s computation on November 17, 2008 of a value-for-value stock option exchange program which was approved by the Company’s stockholders on September 18, 2008. Pursuant to the option exchange, 3.9 million eligible options were canceled and replaced with 2.6 million replacement stock options. The exchange ratio was calculated such that the value of the replacement options would approximate the value of the canceled options, determined in accordance with the Black-Scholes option valuation model. Under SFAS No. 123R, the Company recognized the excess value of vested replacement options as compensation expense in the third quarter of fiscal 2009 and will recognize the excess value of non-vested replacement options as compensation expense ratably over their vesting periods. The excess value expensed in fiscal year 2009 was $36,760 and the amount to be expensed in future periods is $7,229.

Option Exercises and Stock Vested for 2009

There were no option exercises by our named executive officers during fiscal year 2009. On May 1, 2008, the following restricted stock awards vested:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alan P. Niedzwiecki	42,372	$55,931
Dale L. Rasmussen	14,124	18,644
W. Brian Olson	35,310	46,609

(1)	The value is equal to $1.32, the Company’s closing stock price on April 30, 2008, multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change-In-Control

The table below reflects the amount of compensation payable to each of the named executive officers pursuant to each officer’s employment agreement in the event of the Company’s termination of employment without cause or the named executive officer’s termination for “good reason” and upon termination of employment following a change in control. The amounts set forth in the table assume that such termination was effective on April 30, 2009.

Name	Base Salary Component	Value of Employee Benefits (1)	Accelerated Vesting (2)	Total Potential Value
Alan P. Niedzwiecki	$1,450,000	$16,742	$72,000	$1,538,742
Dale L. Rasmussen	$1,200,000	$41,490	$72,000	$1,313,490
W. Brian Olson	$900,000	$26,660	$72,000	$998,660
Kenneth R. Lombardo	$520,000	$4,041	$—	$524,041
Bradley J. Timon	$384,800	$2,745	$—	$387,545

(1)	The amount shown is based on COBRA premium rates at current plan elections and family coverage categories.
(2)	The amount shown consists of the assumed gain on the accelerated shares based on a market price of $0.72 per share, the closing price of our common stock as reported on the Nasdaq on April 30, 2009, the last trading day in fiscal 2009.

Nonqualified Deferred Compensation for 2009(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Alan P. Niedzwiecki	—	—	—	—	—
Dale L. Rasmussen	—	—	—	—	—
W. Brian Olson	—	$75,000	$(23,716)	—	$51,284
Kenneth R. Lombardo	—	—	—	—	—
Bradley J. Timon	—	—	—	—	—

(1)	Pursuant to the Executive Nonqualified Excess Plan, certain executives, including named executive officers, may defer all or a portion of their base salary and/or discretionary cash bonus. Deferral elections are made by eligible executives in April of each year for amounts to be earned in the following year. An executive may defer all or a portion of his base salary and/or discretionary cash bonus. The Company may also make contributions to executives under the plan; however, there are no required matching payments into the plan.
(2)	Amounts contributed by the Company are included in the All Other Compensation column of the Summary Compensation Table on page 21.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not adopted formal written policies and procedures for the review and approval of transactions with related parties. However, pursuant to the Company’s Audit Committee Charter, all related party transactions must first be reviewed and approved by the Audit Committee unless such transaction was already approved by another independent body of the Board. In its review and approval process, the Audit Committee considers various factors including the nature and extent of the conflict of interest, the materiality of the transaction amount, and whether the terms are reasonable and representative of an arm’s length transaction with an unrelated third party.

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our charter, as well as certain additional procedural protections. We have also entered into employment and related agreements with certain of our executive officers, as described under “Executive Compensation—Employment Agreements and Change-in-Control Arrangements.”

We are a party to a lease agreement with Cartwright, LLC, which owns 75% of our facility located in Irvine, California. Mr. Niedzwiecki, our Chief Executive Officer, owns a 50% interest in Cartwright, LLC. The Rasmussen Family Irrevocable Trust, established by Mr. Rasmussen, our Chairman, owns a 36.67% interest in Cartwright, LLC. Kent Rasmussen, Mr. Rasmussen’s son, serves as the trustee of The Rasmussen Family Irrevocable Trust and in such capacity has sole voting and dispositive power of such Trust. Pursuant to the terms of the lease, the base rent is currently $83,537 per month. The aggregate amount of all lease payments due under the lease from May 1, 2008 until the lease expires is $7,613,097.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report therein.

To the Board of Directors:

The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended April 30, 2009.

The Committee has discussed with Ernst & Young, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules, and other professional standards.

The Committee has received and reviewed the written disclosures and the letter from Ernst & Young, LLP pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009.

The Committee has also considered whether the provision of services by Ernst & Young, LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Ernst & Young, LLP.

The Audit Committee

Thomas J. Tyson, Chair

Brian A. Runkel

G. Scott Samuelsen

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Ernst & Young, LLP as our independent auditor for the fiscal year ending April 30, 2010, which served as our independent auditor for the fiscal year ended April 30, 2009. Although not required to be voted upon by the stockholders, our Audit Committee and Board of Directors deem it appropriate for the approval to be submitted for ratification by the stockholders. The persons named in the accompanying proxy will vote the common stock represented by the proxy FOR the ratification of the approval of Ernst & Young, LLP, unless a contrary choice has been specified in the proxy. If the stockholders do not ratify the approval of Ernst & Young, LLP by a majority vote, the approval of independent auditors will be considered by our Audit Committee, although the Audit Committee would not be required to approve different independent auditors. A representative of Ernst & Young, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

The Audit Committee considered whether Ernst & Young, LLP’s provision of any professional services other than its audit of our annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

We incurred the following fees related to professional services provided by Ernst & Young, LLP in connection with fiscal year 2009:

Audit Fees

The aggregate fees billed by Ernst & Young, LLP for professional services rendered for the audit of our annual financial statements for fiscal year 2009, the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal year were $857,083.

Audit-Related Fees

The aggregate fees billed by Ernst & Young, LLP for professional services rendered during fiscal year 2009, other than services described above under “Audit Fees,” were $120,809 and related to assessing the accounting treatment of derivative instruments in response to a comment letter received from the SEC and Form S-3 review services.

Tax Fees

Ernst & Young, LLP billed us an aggregate of $150,345 for professional services rendered in fiscal year 2009 for tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young, LLP did not provide professional services in fiscal year 2009 for any other related matters.

Pre-Approval of Services by Auditors

The Audit Committee of our Board of Directors has adopted a policy requiring that all services provided to us by our independent auditors be pre-approved by the Audit Committee. The policy pre-approves specific types of services that our independent auditors may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by the Audit Committee prior to any engagement with respect to that type of service. The Audit Committee will review the pre-approval policy and establish fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, the Audit Committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent auditors, provided that any pre-approval decisions must be reported to the Audit Committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent auditor must submit a joint request to the Audit Committee or its chairman describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

Required Vote

Approval of Proposal 2 requires the affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and “broker non-votes” will have the same effect as a negative vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2, RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2010.

PROPOSAL 3

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors unanimously adopted, subject to stockholder approval, an amendment to Article IV of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that are authorized to be issued from 250,000,000 to 400,000,000 shares and directed that the proposed amendment be submitted to a vote of our stockholders at the Annual Meeting. No change will be made to the number of shares of Series B common stock and shares of preferred stock that are authorized for issuance. The full text of the proposed amendment to the first paragraph of Article IV of our Amended and Restated Certificate of Incorporation is as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is four hundred twenty million (420,000,000) shares, consisting of four hundred million (400,000,000) shares of common stock with a par value of $0.001 per share (the “common stock”) and twenty million (20,000,000) shares of preferred stock with a par value of $0.001 per share (the “Preferred Stock”).”

The Board of Directors believes that there are a number of important business reasons for increasing the number of shares of common stock the Company is authorized to issue.

Under our Amended and Restated Certificate of Incorporation, as presently in effect, the Company has 270,000,000 shares of capital stock authorized for issuance, consisting of 250,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $.001 par value. Of the 250,000,000 shares of common stock, 2,000,000 shares were previously designated as Series B nonvoting shares. As of February 1, 2010, we had a total of 145,987,459 shares of common stock issued and outstanding (which includes 999,969 shares of Series B nonvoting common stock), and no shares of preferred stock issued and outstanding. As of February 1, 2010, we had reserved 79,585,930 shares of our common stock for future issuance pursuant to (i) our 2002 Stock Incentive Plan, (ii) exercise of outstanding common stock purchase warrants, (iii) conversion of convertible debt, and (iv) the definitive Arrangement Agreement between the Company and Schneider Power, Inc., which was announced on November 23, 2009 (the “Arrangement Agreement”) and is anticipated to close in the first half of the 2010 calendar year, subject to the terms and conditions contained in the Arrangement Agreement. Accordingly, as of February 1, 2010, the number of authorized shares of common stock that had not been reserved for future issuance was 24,426,611 (which includes 1,000,031 shares of Series B nonvoting common stock).

However, the 79,585,930 shares reserved for future issuance as of February 1, 2010 did not include: (i) approximately 12,800,000 shares potentially issuable to our lender in payment of approximately $9,100,000 due under two demand notes (the “Demand Notes”) which, when demand for payment is made, we, in our sole discretion, can elect to pay using shares of our common stock provided that certain conditions are met, and (ii) approximately 14,100,000 shares potentially issuable to an affiliate of our lender pursuant to a $10,000,000 unconditional commitment we received from our lender (the “Commitment Letter”) that expires on March 31, 2011.

Approval of this Proposal 3 will provide the Company with flexibility to use its common stock for a variety of business and financial purposes. Most importantly, it will allow the Company to raise needed working capital and to use shares of common stock to pay the principal amount owed under the Demand Notes. Approval of this Proposal 3 will also allow the Company to use its common stock to expand its business through acquisitions, provide equity incentives to officers, directors and employees of the Company, and ensure that the full value under the Commitment Letter is available to us if needed. Further, the increase will enable the Company to promptly take advantage of market conditions and the availability of favorable business opportunities without the delay and expense associated with holding a special meeting of stockholders.

If this Proposal 3 is approved, the additional shares of our common stock so authorized may be issued from time to time upon authorization of our Board, without further approval by our stockholders, unless otherwise required by applicable law or stock exchange requirements, and for such consideration as our Board may determine and as may be permitted by applicable law. The additional shares of common stock would have rights identical to the rights of our current common stockholders. The authorization of additional shares of our common stock pursuant to this proposal will have no dilutive effect upon the proportionate ownership and voting power of our current stockholders. However, the actual issuance of additional common stock in the future would dilute each existing stockholder’s proportionate ownership and voting power. The Company does not currently have any specific plans, arrangements or understandings either written or oral, to issue any of the additional authorized shares of capital stock. However, the Company does plan to raise additional capital in the near term and plans to do so by issuing shares of its common stock.

If this Proposal 3 is not approved, it would have a material adverse effect on the Company. The Company’s ability to raise equity or debt capital on reasonable terms, if at all, and pay the amount owed to our lender under the Demand Notes would be severely limited. Further, without the additional authorized shares, we will not be able to execute our business plan, expand our business through acquisitions, utilize the full amount available under the Commitment Letter, if needed, or take advantage of or execute on business opportunities as and when such opportunities arise.

If this Proposal 3 is approved, then the amendment to increase the number of authorized shares of common stock will become effective when we file a Certificate of Amendment with the Secretary of State of the State of Delaware.

Required Vote

Approval of Proposal 3 requires the affirmative vote “FOR” of a majority of the outstanding shares of common stock as of the Record Date. Abstentions and “broker non-votes” will be counted towards the tabulation of votes cast on Proposal 3 and will have the same effect as a negative vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3 TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 250,000,000 TO 400,000,000.

PROPOSALS OF STOCKHOLDERS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. We currently expect to hold our 2010 annual meeting of Stockholders (“2010 Annual Meeting”) in September 2010 in Irvine, California. Since the expected date for our 2010 Annual Meeting will be changed by more than 30 days from the date of our 2009 Annual Meeting, we have set a deadline for the receipt of stockholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act, for inclusion in our proxy materials for the 2010 Annual Meeting. In order to be considered submitted timely, such proposals must be received by our Corporate Secretary at the address shown at the top of page one of this Proxy Statement, no later than June 30, 2010. All such proposals must also comply with the requirements of Rule 14a-8 of the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded.

Stockholders also have the right under the Company’s Bylaws to directly nominate director candidates and make other stockholder proposals by following procedures specified in the advance notice provisions of our Bylaws. A stockholder proposal not included in the Company’s proxy materials for the 2010 Annual Meeting will not be eligible for presentation at the 2010 Annual Meeting unless the stockholder gives timely notice of the proposal in proper written form to the Corporate Secretary at the address above and otherwise complies with the provisions in the Bylaws pertaining to stockholder proposals. Pursuant to our Bylaws, stockholders must submit such proposals in writing to our Corporate Secretary at the address shown at the top of page one not later than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, our Bylaws provide that because the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date is mailed or publicly disclosed. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER INFORMATION

Our 2009 Annual Report to Stockholders for fiscal year 2009 is enclosed with this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal year 2009, as filed with the SEC, will be provided to stockholders without charge upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

klombardo@qtww.com

(949) 399-4500 (phone)

(949) 474-3086 (fax)

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the Annual Meeting. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors,

Kenneth R. Lombardo
Corporate Secretary

Irvine, California

                 , 2010

FORM OF PROXY

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. JOHM M. DOE 100 SMITH DRIVE ANYWHERE USA XXXXX-XXXX	INTERNET www.xxxxx.com/xxx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
TELEPHONE 1-xxx-xxx-xxxx Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 30, 2010:

The Company’s Proxy Statement for the Annual Meeting, the Notice of Annual Meeting of Stockholders, a sample form of the Proxy sent to stockholders by the Company and the Company’s 2009 Annual Report to Stockholders are available online at

http://materials.proxyvote.com/74765E.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

ANNUAL MEETING OF STOCKHOLDERS

MARCH 30, 2010

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Quantum Fuel Systems Technologies Worldwide, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of the Company to be held March 30, 2010, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEE FOR THE BOARD, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

1.	ELECTION OF DIRECTORS.

G. SCOTT SAMUELSEN

☐	FOR the nominee listed above.

☐	WITHHOLD AUTHORITY to vote for the nominee listed above.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR ITS FISCAL YEAR ENDING APRIL 30, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 250,000,000 TO 400,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION, THE PROXY AGENTS NAMED ABOVE ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.